Exhibit 99.1

Syntel Reports Third Quarter 2007 Financial Results

Highlights:

•	Q3 revenue increase of 27% to $87.9 million over Q3, 2006

•	Q3 EPS of $0.44 per diluted share

•	Quarter-ending headcount of 10,670 globally

TROY, Mich. – October 25, 2007 – Syntel, Inc. (SYNT), a global information technology services and Business Process Outsourcing (BPO) firm, today announced financial results for the third quarter, ended September 30, 2007.

Third Quarter Financial Highlights

Syntel’s total revenue for the third quarter increased 27 percent to $87.9 million, compared to $69.2 million in the prior-year period and more than nine percent sequentially from $80.4 million in the second quarter of 2007.

The Company’s gross margin was 39.8 percent in the third quarter, compared to 38.4 percent in the prior-year period and 38.2 percent in the second quarter of 2007.

During the third quarter, Syntel’s focus area of Applications Outsourcing accounted for 66 percent of total revenue, with Business Process Outsourcing (BPO) contributing 18 percent, e-Business at 11 percent and TeamSourcing at 5 percent.

The Company’s Selling, General and Administrative (SG&A) expenses were 20.9 percent in the third quarter of 2007, compared to 18.9 percent in the prior-year period and 20.1 percent in the second quarter of 2007. Syntel’s income from operations was 19.0 percent in the third quarter, compared to 19.5 percent in the prior-year period and 18.0 percent in the second quarter of 2007.

Net income for the third quarter was $18.3 million or $0.44 per diluted share, compared to $14.5 million or $0.35 per diluted share in the prior-year period and net income of $13.3 million or $0.32 per diluted share in the second quarter of 2007. During the quarter, Syntel reversed a tax reserve of $3.1 million, which had the positive effect of increasing EPS by $0.07 per share.

During the third quarter, Syntel added eight new clients and launched 86 new engagements. In addition, the Company added two new “Hunting Licenses” or preferred partnership agreements, taking the total to 86.

Operational Highlights

“Overall, we are pleased with the solid performance during the quarter, as Syntel continues to see incremental benefits from aggressive investments in People, New Offerings, and World-Class Infrastructure,” said Syntel Chairman and Chief Executive Officer Bharat Desai. “Our brand positioning as a responsive, innovative ITO/BPO partner to our clients continues to resonate extremely well in this marketplace.”

“During the third quarter, our revenue growth was driven by strong performance in our Applications Outsourcing and BPO service areas, particularly in the Financial Services and Insurance verticals,” said Keshav Murugesh, Syntel President and Chief Operating Officer. “In addition, Syntel made solid progress in the area of margin improvement, and on our construction and talent management initiatives.”

2007 Guidance

The Company is pleased to update its 2007 guidance based on performance during the quarter. For the full year 2007, Syntel expects revenues in the range of $332 to $337 million and EPS between $1.43 and $1.48. This guidance is based on an exchange rate of 39.70 rupees to the dollar for the fourth quarter.

Syntel to Host Conference Call

Syntel will discuss its third quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel’s web site: www.syntelinc.com under the “Investor Relations” section. Please go to the web site at least 15 minutes prior to the call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering “20242281” from 11:00 a.m. on October 25, 2007 until midnight on November 1, 2007. International callers may dial (706) 645-9291 and enter the same pass code.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Business Process Outsourcing (BPO) solutions. The Company’s mission is to create new opportunities for its clients by harnessing the passion, talent and innovation of Syntel employees worldwide. It leverages dedicated vertical and service Centers of Excellence along with its flexible Global Delivery Model to deliver solutions that drive innovation, improve quality and reduce costs for Global 2000 customers in the Financial Services, Insurance, Health Care, Telecom, Retail, Aerospace, Manufacturing, and Automotive industries. Recognized by customers to be “Small enough to listen, Big enough to deliver.™” for its responsiveness and ability to build collaborative partnerships, the Company is known for solutions that deliver sustainable business advantage. Recently named to The Black Book of Outsourcing’s “50 Best Managed Global Outsourcing Vendors” list, Syntel has more than 10,600 employees worldwide, is assessed at Level 5 of the SEI’s CMMI, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 15, 2007. Factors that could cause results to differ materially from those set forth above include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company’s concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.

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SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2007	2006	2007	2006
Net Revenues	$87,885	$69,217	$243,672	$197,123
Cost of revenues	52,887	42,635	148,486	123,267

GROSS PROFIT	34,998	26,582	95,186	73,856
Selling, general and administrative expenses	18,333	13,056	47,431	35,299

Income from operations	16,665	13,526	47,755	38,557

Other income, principally interest	1,659	1,298	4,328	3,525

Income before income taxes	18,324	14,824	52,083	42,082

Provision for income taxes	11	293	5,131	4,443

NET INCOME	$18,313	$14,531	$46,952	$37,639

Dividend Per Share :	$0.06	$1.31	$0.18	$1.43

EARNINGS PER SHARE :
Basic	$0.45	$0.36	$1.14	$0.92
Diluted	$0.44	$0.35	$1.14	$0.92

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	41,100	40,865	41,036	40,783

Diluted	41,256	41,123	41,253	41,038

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$51,494	$51,555
Short term investments	41,525	42,319
Accounts receivable, net of allowance for doubtful accounts of $309 and $2,828 at September 30, 2007 and December 31, 2006, respectively	59,117	33,706
Revenue earned in excess of billings	12,027	11,947
Deferred income taxes and other current assets	22,467	13,983

Total current assets	186,630	153,510

Property and equipment	99,468	69,672
Less accumulated depreciation and amortization	41,059	31,358

Property and equipment, net	58,409	38,314

Goodwill	906	906

Deferred income taxes and other noncurrent assets	8,062	4,959

	$254,007	$197,689

LIABILITIES
Current liabilities:
Accrued payroll and related costs	$24,342	$20,034
Income taxes payable	6,437	2,732
Accounts payable and other current liabilities	20,609	19,221
Deferred revenue	4,584	5,960

Total liabilities	55,972	47,947

SHAREHOLDERS’ EQUITY
Total shareholders’ equity	198,035	149,742

Total liabilities and shareholders’ equity	$254,007	$197,689